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                                                                 Exhibit 3.3

                            Certificate of Amendment

                                       of

                          Certificate of Incorporation

                                       of

                          Vitaquest International Ltd.


                  It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is Vitaquest International Ltd.

                  2. The Certificate of Incorporation of the Corporation is hereby amended as follows:

                  (i) By striking out ARTICLE ONE thereof and substituting in lieu of said article the following new article:

                  "The name of the corporation is Vitaquest International Inc."

                  (ii) By striking out paragraph (a) of ARTICLE FOUR thereof and substituting in lieu of said paragraph the following new paragraph:

                           "(a) The total number of shares of common stock that
                  the corporation shall have authority to issue is 50,000,000, par value $.01 per share (the "Common Stock"). The total number of shares of preferred stock that the corporation shall have authority to issue is 5,000,000, par value $.01 per share (the "Preferred Stock")".


                  3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 107 and 241 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, I have hereunto set my hand as the Sole Incorporator of the Corporation this 2nd day of May, 1996, and I hereby affirm that the foregoing Certificate is my act and deed and the act and deed of the Corporation and that the facts stated herein are true.



                                                   /s/ PAUL D. MALEK
                                                 ----------------------------
                                                       Paul D. Malek
                                                       Sole Incorporator